Exhibit 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


     We consent to the incorporation by reference in the Registration Statements (Forms S-8) pertaining to the 1991 Stock Incentive Plan (No. 33-57540, 333-8353 and 333-66101), as amended, Equity Sharing Plan (No. 33-41808), as amended, 1994 Board of Directors Stock Option Plan (No. 33-98842), as amended, and Employee Stock Purchase Plan (No. 333-31705), of TCSI Corporation of our report dated February 2, 2001, with respect to the consolidated financial statements and schedule of TCSI Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2000.


Walnut Creek, California                          /s/ ERNST & YOUNG LLP
March 28, 2001